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                                                                 EXHIBIT (99)(F)

               CONSENT OF CREDIT SUISSE FIRST BOSTON CORPORATION

Board of Directors
CoreStates Financial Corp
Philadelphia National Bank Building
Broad and Chestnut Streets
Philadelphia, Pennsylvania 19107

Members of the Board:

     We hereby consent to the inclusion of our opinion letter to the Board of Directors of CoreStates Financial Corp ("CFC") attached as Annex E to the Joint Proxy Statement/Prospectus of CFC and First Union Corporation ("FUNC") relating to the proposed merger transaction involving CFC and FUNC and references thereto in such Joint Proxy Statement/Prospectus under the captions "SUMMARY -- Opinions of Financial Advisors to CFC" and "THE MERGER -- Opinions of Financial Advisors to CFC -- CSFB." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                         CREDIT SUISSE FIRST BOSTON CORPORATION

New York, New York
January 9, 1998